SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 Amendment No. 1

                             WIRE ONE TECHNOLOGIES, INC.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  926707100
                                (CUSIP Number)

                                December 31, 2001
            (Date of event which requires filing of this statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 926707100                     13G                   Page 2 of 10 Pages



----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   Portside Growth and Opportunity Fund*
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              399,250 shares of Common Stock /1/
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               Approximately 1.6%.
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                CO
------------------------------------------------------------------------

* Formerly known as Peconic Fund, Ltd.
/1/ Calculated as follows: the sum of (i) 75,000 shares of Common Stock; and
(ii) 324,250 shares of Common Stock issuable upon exercise of the Warrants to purchase Common Stock.

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 926707100                     13G                   Page 3 of 10 Pages


------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Ramius Capital Group, L.L.C.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              399,250 shares of Common Stock /1/
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               Approximately 1.6%.
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IA
------------------------------------------------------------------------
/1/ Calculated as follows: the sum of (i) 75,000 shares of Common Stock; and
(ii) 324,250 shares of Common Stock issuable upon exercise of the Warrants to purchase Common Stock.

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 926707100                     13G                  Page 4 of 10 Pages


------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 C4S & Co., L.L.C.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              399,250 shares of Common Stock /1/
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               Approximately 1.6%.
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO

------------------------------------------------------------------------
/1/ Calculated as follows: the sum of (i) 75,000 shares of Common Stock; and
(ii) 324,250 shares of Common Stock issuable upon exercise of the Warrants to purchase Common Stock.

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 926707100                     13G                   Page 5 of 10 Pages


------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Peter A. Cohen
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              399,250 shares of Common Stock /1/
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               Approximately 1.6%.
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                  IN, HC

------------------------------------------------------------------------
/1/ Calculated as follows: the sum of (i) 75,000 shares of Common Stock; and
(ii) 324,250 shares of Common Stock issuable upon exercise of the Warrants to purchase Common Stock.

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 926707100                     13G                   Page 6 of 10 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Morgan B. Stark
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              399,250 shares of Common Stock /1/
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               Approximately 1.6%.
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN, HC
------------------------------------------------------------------------

/1/ Calculated as follows: the sum of (i) 75,000 shares of Common Stock; and
(ii) 324,250 shares of Common Stock issuable upon exercise of the Warrants to purchase Common Stock.

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 926707100                     13G                   Page 7 of 10 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              Thomas W. Strauss
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              399,250 shares of Common Stock /1/
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                              399,250 shares of Common Stock /1/
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               Approximately 1.6%.
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN, HC
------------------------------------------------------------------------
/1/ Calculated as follows: the sum of (i) 75,000 shares of Common Stock; and
(ii) 324,250 shares of Common Stock issuable upon exercise of the Warrants to purchase Common Stock.

                   ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 926707100                 13G                      Page 8 of 10 Pages


         This Amendment No. 1 amends the statement on Schedule 13G which was filed on July 5, 2001 (the "Schedule 13G") by the undersigned with respect to shares of common stock, par value $0.0001 per share (the "Common Stock") of Wire One Technologies, Inc. (the "Company"), a Delaware corporation. Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

         Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Schedule 13G. This Amendment only amends Items 4 and 5.

Item 4.   OWNERSHIP

         Item 4 is hereby replaced in its entirety with the following:

         A. Portside Growth and Opportunity Fund, formerly known as Peconic Fund, Ltd.
            (a) Amount beneficially owned: 399,250
            (b) Percent of class: approximately 1.6%.
            (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 399,250
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 399,250

         B. Ramius Capital Group, L.L.C.
           (a) Amount beneficially owned: 399,250
           (b) Percent of class: approximately 1.6%.
           (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 399,250
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 399,250

         C. C4S& Co., L.L.C.
            (a) Amount beneficially owned: 399,250
            (b) Percent of class: approximately 1.6%.
            (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 399,250
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 399,250

         D. Peter A. Cohen
            (a) Amount beneficially owned: 399,250
            (b) Percent of class: approximately 1.6%.
            (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 399,250
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 399,250

         E. Morgan B. Stark
            (a) Amount beneficially owned: 399,250
            (b) Percent of class: approximately 1.6%.
            (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 399,250
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 399,250

CUSIP No. 926707100                      13G                  Page 9 of 10 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     Item 5 is hereby replaced in its entirety with the following:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

CUSIP No. 926707100                      13G                 Page 10 of 10 Pages



                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2002

Portside Growth and Opportunity Fund
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member


By:  /s/ Morgan B. Stark
    -------------------------------------

Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By:  /s/ Morgan B. Stark
    -------------------------------------

C4S & Co., L.L.C.
By: Morgan B. Stark
as Managing Member

By:  /s/ Morgan B. Stark
    -------------------------------------

Peter A. Cohen

By: /s/ Peter A. Cohen
    -------------------------------------

Morgan B. Stark

By: /s/ Morgan B. Stark

    ------------------------------------


Thomas W. Strauss

By:  /s/ Thomas W. Strauss
     -------------------------------------